EX-21

                         SUBSIDIARIES OF THE REGISTRANT


Accent Mortgage Services, Inc.                                Georgia

Accent Real Estate Group, Inc.                                Georgia

Accent Acquisitions No. 1 Co.                                 Georgia

LAHA No. 1                                                    Georgia